Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related Prospectus of AT&T Inc. (AT&T) for the registration of its 5.35% Notes due 2040 and to the incorporation by reference therein of our reports dated February 28, 2011, with respect to the consolidated financial statements of AT&T, and the effectiveness of internal control over financial reporting of AT&T, incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2010 and the financial statement schedule of AT&T included therein, filed with the Securities and Exchange Commission.
/s/ ERNST & YOUNG LLP
Dallas, Texas
March 30, 2011